Exhibit 10(k)(9)

EXECUTION COPY

NINTH AMENDMENT TO CREDIT AGREEMENT

THIS NINTH AMENDMENT TO CREDIT AGREEMENT, dated as of September 11, 2003 (the “Agreement”), by and among ON Marine Services Company (formerly known as Oglebay Norton Company), a Delaware corporation (“ONMS”), Oglebay Norton Marine Services Company, L.L.C., a Delaware limited liability company (“LLC”, and together with ONMS, collectively, “Borrower”), and National City Bank, a national banking association (“Bank”).

WITNESSETH THAT:

WHEREAS, Bank and ONMS entered into a Credit Agreement, dated as of July 14, 1997, as amended by a First Amendment to Credit Agreement dated January 15, 1999, pursuant to which LLC became a borrower, a Second Amendment to Credit Agreement dated July 15, 1999, a Third Amendment to Credit Agreement dated July 12, 2000, a Fourth Amendment to Credit Agreement dated September 30, 2001, a Fifth Amendment to Credit Agreement dated December 24, 2001, a Sixth Amendment to Credit Agreement dated October 25, 2002, a Seventh Amendment to Credit Agreement dated April 18, 2003, and an Eighth Amendment t o Credit Agreement dated June 1 3, 2 003 (together with all Exhibits and Schedules thereto, the “Credit Agreement”), under which Bank, subject to certain conditions, agreed to make a term loan to Borrower in the original principal amount of $17,000,000 in accordance with the terms thereof;

WHEREAS, Borrower has advised Bank that certain Events of Default have occurred under the Credit Agreement, as further described on Exhibit D attached hereto (the “Designated Events of Default”); and

WHEREAS, the parties desire to amend the Credit Agreement as set forth herein;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto agree as follows:

1. Effect of Amendment; Definitions.

The Credit Agreement shall be and hereby is amended as provided in Section 2 hereof. Except as expressly amended in Section 2 hereof, from and after the date hereof, the Credit Agreement shall continue in full force and effect in accordance with its provisions as amended hereby. As used in the Credit Agreement, the terms “Credit Agreement”, “Agreement”, “this Agreement”, “herein”, “hereinafter”, “hereto”, “hereof’, and words of similar import shall, unless the context otherwise requires, mean the Credit Agreement as amended and modified b y this Agreement. Each defined term used herein and not otherwise defined herein shall have the meaning ascribed to such term in the Credit Agreement.

2. Amendments.

(A) Section 2.04(g) of the Credit Agreement is hereby amended by deleting clause (i) and substituting in lieu thereof the following:

“(i) Commencing on the Ninth Amendment Effective Date and thereafter, the Applicable Margin for Eurodollar Loans shall be six hundred basis points (600) and for Prime Rate Loans shall be four hundred basis points (400).”

(B) Subsection 3B of the Credit Agreement is hereby amended by deleting the same and substituting in lieu thereof the following:

“3B. GENERAL FINANCIAL STANDARDS - Borrower agrees that until the Subject Indebtedness shall have been paid in full, Borrower will cause Guarantor to observe each of the following:

(a)	the financial covenants contained in sections 5.7(a) through 5.7(f) of the Credit Agreement between Guarantor and KeyBank National Association dated May 15, 1998, as amended and restated as of April 3, 2000 (as amended from time to time, the “KeyBank Credit Agreement”), a copy of such financial covenants and the definitions of the terms referenced therein being attached hereto as Exhibit A and incorporated herein by reference as if set forth herein in their entirety (such financial covenants and related definitions may be adjusted or modified in accordance with the KeyBank Credit Agreement as a result of Permitted Asset Dispositions (as defined in the KeyBank Credit Agreement);

(b)	Guarantor and its Subsidiaries shall not make Consolidated Capital Expenditures in an aggregate amount exceeding $ 23, 500,000 in each o f fiscal year 2003 and 2004 of Guarantor and $27,500,000 per fiscal year of Guarantor ending thereafter.”

(C) Section 5A of the Credit Agreement shall be amended by deleting the same and inserting in lieu thereof the following:

“5A.04 - CROSS-DEFAULT - If either Borrower’s payments on indebtedness for borrowed money (regardless of maturity) or any of its payments on Funded Indebtedness shall be or become “in default” (as defined below) EXCEPT only if the aggregate unpaid principal balance of all such indebtedness in default for any Borrower does not exceed one million dollars ($1,000,000) at any one time outstanding. In this subsection, “in default” means that (a) there shall have occurred (or shall exist) in respect of the indebtedness in question (either as in effect at the date of this Agreement or as in effect at the time in question) any event, condition or other thing which constitutes, or which with the giving of notice or the lapse of any applicable grace period or both would constitute, a default which accelerates the maturity of any such indebtedness; or (b) any such indebtedness (other than any payable on demand) shall not have been paid in full at its stated maturity; or (c) any such indebtedness payable on demand shall not have been paid in full within ten (10) Banking Days after any actual demand for payment. However, an Event of Default (or an event that with the lapse of time would become an Event of Default) under the Indenture arising solely from Guarantor’s failure to make the interest payment due under the Indenture on August 1, 2003, or February 1, 2004, shall not mean “in default” under this subsection so long as the following conditions continue to be met: (i) with respect to the interest payment due on February 1, 2004, a reserve has been imposed by the Agent of the KeyBank Credit Agreement under clause (c) of the Reserve Amount (as defined in the KeyBank Credit Agreement) and remains in effect (except that this condition shall not be deemed to have failed if (A) such reserve is released in order to permit Guarantor to make such interest payment, (B) such interest payment is in fact made by Guarantor on the same day as the release of such reserve, and (C) any such Event of Default (or event that with the lapse of time would become an Event of Default) under the Indenture is permanently waived in accordance with the provisions of the Indenture effective upon such payment by Guarantor; (ii) the Indebtedness under the Indenture has not been accelerated; (iii) neither the trustee under the Indenture nor any of the holders thereunder have taken any action to enforce any rights and remedies under the Indenture, and (iv) no Default or Event of Default (each as defined in the Note Purchase Agreement) shall have occurred or be continuing with respect to Guarantor’s failure to make such payment.”

(D) Section 9 of the Credit Agreement is hereby amended by inserting the following definitions in alphabetical order:

“Amendment No. 9 Fee Letter” shall mean that certain Fee Letter between Bank and Borrower, dated September 11, 2003.

“Indenture” shall mean the Indenture among the Guarantor, certain parties thereto, and Norwest Bank Minnesota, National Association, as trustee, dated as of February I, 1999, as amended from time to time.

“Ninth Amendment Effective Date” shall mean the date on which the “Effective Date” (as such term is defined in Section 4 of that certain Ninth Amendment to Credit Agreement, dated as of September 11, 2003) occurs.

3. Representations and Warranties.

(A) Each Borrower hereby represents and warrants to Banks that all representations and warranties set forth in the Credit Agreement, as amended hereby, are true and correct in all material respects, and that this Agreement has been executed and delivered by a duly authorized officer of each Borrower and constitutes the legal, valid and binding obligation of each Borrower, enforceable against each Borrower in accordance with its terms.

(B) The execution, delivery and performance by each Borrower of this Agreement and its performance of the Credit Agreement, as amended hereby, has been authorized by all requisite corporate action and will not (1) violate (a) any order of any court, or any rule, regulation or order of any other agency of government, (b) the Articles of Incorporation, the Code of Regulations or any other instrument of corporate governance of such Borrower, or (c) any provision of any indenture, agreement or other instrument to which such Borrower is a party, or by which such Borrower or any of its properties or assets is or may be bound; (2) be in conflict with, result in a breach of or constitute, alone or with due notice or lapse of time or both, a default under any indenture, agreement or other instrument referred to in (1)(c) above; or (3) result in the creation or imposition of any Iien, charge or encumbrance of any nature whatsoever.

4. Conditions Precedent.

This Agreement shall become effective as of the date on which each of the following conditions precedent have been satisfied (the “Effective Date”):

(A) Borrower shall have caused Guarantor to execute and deliver to Bank a certificate confirming its obligations under the Guaranty (as defined in the Credit Agreement) in the form attached hereto as Exhibit B;

(B) Borrower shall have caused Oglebay Norton Marine Management Company, L.L.C. to execute and deliver to Bank a certificate confirming its obligations under the Guaranty (as defined in the Credit Agreement) in the form attached hereto as Exhibit C;

(C) Bank shall have received written evidence, in form and substance satisfactory to Bank, that (a) the Guarantor has obtained a waiver of any Events of Default under the 2002 Senior Secured Fund Notes, and (b) the Note Purchase Agreement and any appropriate documents executed in connection therewith have been amended to reflect the changes required by Bank in connection with this Agreement;

(D) Bank shall have received an amendment fee and all other fees set forth in the Amendment No. 9 Fee Letter. In addition, Bank shall have received payment of all currently outstanding expenses of Bank, including, without limitation, the outstanding fees and expenses of counsel to Bank incurred in connection with the matters contemplated hereby or undertaken to date in connection with the Credit Agreement; and

(E) Borrower shall have delivered or caused to be delivered such other documents as Bank may reasonably request.

5. Waiver.

Notwithstanding the occurrence or continuation of the Designated Events of Default, subject to satisfaction of the conditions precedent set forth in Section 4 hereof, the Designated Events of Default are hereby waived in accordance with the Credit Agreement from and after the date of occurrence thereof, and Bank waives any right to exercise rights or remedies under the Credit Agreement and the other Related Writings as a result of the occurrence of such Designated Events of Default; provided, however, that (i) in all other respects Borrower shall be and remain in full compliance with the Credit Agreement and (ii) the foregoing waiver shall not extend to or prejudice any rights of Bank in respect of any other breach (other than the

Designated Events of Default), if any, by Borrower of any other provisions of the Credit Agreement and the Credit Agreement, except with respect to such waiver, continues to be fully enforceable. Moreover, nothing contained in this Agreement shall prejudice any rights or remedies Bank may have, or the right of Bank to exercise any such rights and remedies, with respect to any Events of Default (whether now existing or hereafter occurring) other than the Designated Events of Default.

6. Miscellaneous.

(A) This Agreement shall be construed in accordance with and governed by the laws of the State of Ohio, without reference to principles of conflict of laws.

(B) Each Borrower acknowledges and agrees that, as of the date hereof, all of such Borrower’s outstanding loan obligations to Bank under the Credit Agreement and the Related Writings are owed without any offset, deduction, defense or counterclaim of any nature whatsoever, and such Borrower hereby waives any such offset, deduction, defense and counterclaim of any nature whatsoever with respect thereto.

(C) This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.

ON MARINE SERVICES COMPANY

/s/ J. A. Boland
By:	J. A. Boland
Title:	Vice President

OGLEBAY NORTON MARINE SERVICES COMPANY, L.L.C., by its Member ON Marine Services Company

/s/ J. A. Boland
By:	J. A. Boland
Title:	Vice President

NATIONAL CITY BANK

/s/ Thomas E. Redmond
By:	Thomas E. Redmond
Title:	Senior Vice President